Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-161373, 333-160280, 333-160279, 333-152362, 333-150793, 333-149264, 333-148573, 333-147585, 333-147242, 333-145893, 333-144258, 333-139878, 333-128937, 333-106996, 333-106994, 333-90530, 333-85402, 333-74032 and 333-67392), Forms S-3 (Nos. 333-158542, 333-145249, 333-138919, 333-138889, 333-134574, 333-134412, 333-124461, 333-128017, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658 and 333-87180) and Form S-4 (No. 333-164897) of Inverness Medical Innovations, Inc. of our report dated May 24, 2010 relating to the financial statements of Standard Diagnostics, Inc., which appears in the Current Report on Form 8-K of Inverness Medical Innovations, Inc. dated May 28, 2010.
Samil PricewaterhouseCoopers
Seoul, Korea
May 28, 2010